CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS THIRD QUARTER 2016 RESULTS

Cranbury NJ - October 21, 2016 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $2.7 million and diluted earnings per share of $0.33 for the three months ended September 30, 2016. For the nine months ended September 30, 2016, the Company reported net income of $7.2 million and diluted earnings per share of $0.89.
THIRD QUARTER 2016 HIGHLIGHTS

•	Net income increased 9.5% and diluted earnings per share increased 10.0% compared to the third quarter of 2015.

•	Return on Average Assets and Return on Average Equity were 1.03% and 10.45%, respectively.

•	Book value per share and tangible book value per share were $13.02 and $11.39, respectively.

•	Net interest income was $9.5 million and the net interest margin was 3.92% on a tax equivalent basis.

•	Non-performing assets were $5.4 million, or 0.51% of assets, at September 30, 2016.

•
The Bank did not record a provision for loan losses in the third quarter due to lower historical loan loss factors that reflected the continued improvement in loan credit quality and the current economic and operating environment. Through the first nine months of 2016 net recoveries of loans of $226,000 were recorded.

•
On September 16, 2016, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.05 per common share to be paid on October 21, 2016 to shareholders of record as of the close of business on September 28, 2016. This action represents the first cash dividend declared by 1ST Constitution Bancorp on its common shares.

Robert F. Mangano, President and Chief Executive Officer, stated “We are pleased with our financial performance for the third quarter. Net income increased $233,000 and 9.5% compared to the third quarter of last year and return on average assets was 1.03%.” Mr. Mangano added, “I am encouraged by the progress generated by our new residential lending team that joined us in August and the building of our residential mortgage pipeline to $30.0 million by the end of September.”
Discussion of Financial Results
Net income was $2.7 million, or $0.33 per diluted share, for the third quarter of 2016 compared to $2.5 million, or $0.30 per diluted share, for the third quarter of 2015. The increase in net income of $233,000, or 9.5%, was generated primarily by a $333,000 increase in non-interest income and a $283,000 reduction of non-interest expenses in the third quarter of 2016 compared to the third quarter of 2015. All share and per share amounts have been adjusted to reflect the effect of the five percent common stock dividend paid on February 1, 2016.

Net interest income was $9.5 million for the quarter ended September 30, 2016 and declined $175,000 compared to net interest income of $9.7 million for the third quarter of 2015 principally due to an increase in interest expense of $186,000. Interest income was $10.8 million for each of the three months ended

September 30, 2016 and 2015. Average earning assets were $987.8 million with a yield of 4.47% for the third quarter of 2016 compared to $938.3 million with a yield of 4.68% for the third quarter of 2015. The lower yield on average earning assets in the third quarter of 2016 reflected primarily the lower yield earned on commercial and commercial real estate loans and investments and the lower percentage of average loans to average earning assets compared to the third quarter of 2015. The yield on loans and investments declined due to the continued low interest rate environment as new loans were originated and investment securities were purchased at yields lower than the average yield on loans and investments, respectively, in the prior year period.
Interest expense on average interest bearing liabilities was $1.4 million, or 0.71%, for the third quarter of 2016 compared to $1.2 million, or 0.63%, for the third quarter of 2015. The $186,000 increase in the interest expense on interest bearing liabilities for the third quarter of 2016 reflected primarily higher short-term market interest rates in 2016 and increased competition for deposits compared to 2015.
The net interest margin declined to 3.92% in the third quarter of 2016 compared to 4.19% in the third quarter of 2015 due primarily to the lower yield on average earning assets and the higher cost of average interest bearing liabilities.
The Company did not record a provision for loan losses in the third quarter of 2016 compared to a provision for loan losses of $100,000 in the third quarter of 2015. A provision for loan losses was not required for the third quarter of 2016 due to lower historical loan loss factors, which reflected the improvement in loan credit quality, the resolution of non-performing loans and the significant reduction of net charge-offs of commercial and commercial real estate loans in 2016 and 2015. Management believes that the current economic and operating conditions are generally positive, which also was considered in management's evaluation of the adequacy of the allowance for loan losses.Through the first three quarters of 2016, net recoveries of loans were $226,000 compared to net charge-offs of loans of $393,000 for the first three quarters of 2015. Net charge-offs of loans for all of 2015 were $465,000, or 0.07% of average loans.
Non-interest income was $1.8 million for the third quarter of 2016, an increase of $333,000, or 23.3%, compared to $1.4 million for the third quarter of 2015. Other income increased $272,000 in the third quarter of 2016 and included an insurance recovery of $125,000 and a recovery of $75,000 in excess of the fair value of an acquired non-performing loan. An increase of $93,000 in gains from the sales of loans also contributed to the increase in non-interest income for the third quarter of 2016. In the third quarter of 2016, $3.5 million of SBA loans were sold and gains of $347,000 were recorded compared to $2.2 million of loans sold and gains of $193,000 recorded in the third quarter of 2015. SBA guaranteed commercial lending activity and loan sales vary from period to period. In the third quarter of 2016, $12.2 million of residential mortgages were sold and $529,000 of gains were recorded compared to $38.0 million of loans sold and $590,000 of gains recorded in the third quarter of 2015. Service charge income was relatively unchanged from the 2015 quarter.
Non-interest expenses were $7.1 million for the third quarter of 2016, a decrease of $283,000, or 3.8%, compared to $7.4 million for the third quarter of 2015. Salaries and employee benefits expense increased $159,000, or 3.6%, due primarily to an increase in full-time equivalent employees. Commissions paid to residential loan officers, which were included in salaries and benefits expense, declined $142,000 due to the lower volume of mortgages originated in the third quarter of 2016. Occupancy costs increased $43,000, or 4.5%, due primarily to the occupancy costs of four residential mortgage loan production offices added in the third quarter of 2016. FDIC insurance expense declined $55,000, or 34.4%, due to a lower assessment rate that reflected the Bank’s improvement in asset quality and financial performance. OREO expense declined due to the significant reduction in OREO assets. Other operating expenses decreased $311,000 due primarily to an $88,000 decrease in expense incurred for the collection and recovery of non-performing loans, lower telephone and communication expense of $63,000 due to the termination of certain services and decreases in various other operating expenses, which were partially offset by a $60,000 increase in internal and external professional audit fees related to management’s required year-end 2016 attestation regarding internal controls (SOX 404).
Income tax expense was $1.5 million in the third quarter of 2016, resulting in an effective tax rate of 35.1% compared to income tax expense of $1.1 million, which resulted in an effective tax rate of 31.8% in the third quarter of 2015. The effective tax rate increased primarily due to the higher pretax income in the third quarter of 2016.
At September 30, 2016, the allowance for loan losses was $7.5 million compared to $7.6 million at December 31, 2015. As a percentage of total loans, the allowance was 1.00% at September 30, 2016 compared to 1.11% at year end 2015. The decline in the allowance for loan losses as a percentage of loans reflected the lower level of non-performing loans and the lower historical loan loss factors at September 30, 2016 compared to December 31, 2015.
Total assets increased to $1.06 billion at September 30, 2016 from $968.0 million at December 31, 2015 due primarily to a $67.3 million increase in total loans, an increase of $9.7 million in investments, and an increase of $4.4 million in loans held for sale, which were funded primarily by increases of $40.3 million in deposits and $38.1 million in short-term borrowings. Total portfolio loans at September 30, 2016 were $749.4 million compared to $682.1 million at December 31, 2015. The increase in loans was due primarily to a $37.6 million increase in mortgage warehouse loans, reflecting the seasonality of residential home buying in our markets, a $25.6 million increase in commercial real estate loans, and a $4.2 million increase in residential mortgage loans. Total investment securities at September 30, 2016 were $224.4 million, an increase of $9.7 million from $214.7 million at December 31, 2015.

Total deposits at September 30, 2016 were $827.1 million compared to $786.8 million at December 31, 2015. Total deposits grew $40.3 million, with savings deposits increasing $15.1 million, non-interest bearing demand deposits increasing $14.0 million and interest-bearing demand deposits increasing $11.0 million.

Regulatory capital ratios continue to reflect a strong capital position. Under the regulatory capital standards (Basel III) that became effective on January 1, 2015, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.91%, 12.68%, 11.87% and 10.57%, respectively, at September 30, 2016. The Bank’s CET1, total risk-based capital, Tier 1 capital and leverage ratios were 11.60%, 12.41%, 11.60% and 10.33%, respectively, at September 30, 2016. The Company and the Bank are considered “well capitalized” under these capital standards.
Asset Quality
Net recoveries of loans were $4,000 during the third quarter of 2016 and were $226,000 for the nine months ended September 30, 2016. Non-accrual loans were $5.2 million at September 30, 2016 compared to $6.0 million at December 31, 2015. During the third quarter of 2016, $748,000 of non-performing loans were resolved and $829,000 of loans were placed on non-accrual. The allowance for loan losses was 143% of non-accrual loans at September 30, 2016 compared to 126% of non-accrual loans at December 31, 2015.

Overall, we observed stable trends in loan quality with net recoveries of $4,000 during the third quarter of 2016, non-performing loans to total loans of 0.70% and non-performing assets to total assets of 0.51% at September 30, 2016.

OREO at September 30, 2016 decreased to $166,000 from $1.0 million at December 31, 2015 due to the sale in the second quarter of 2016 of one residential property previously held in OREO.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey. 1ST Constitution Bank also operates four residential mortgage loan production offices in Forked River, Flemington, Jersey City and Somerset, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Per Common Share Data: [1]
Earnings per common share - Basic	$0.34	$0.31	$0.91	$0.89
Earnings per common share - Diluted	0.33	0.30	0.89	0.87
Tangible book value per common share at the period-end			11.39	10.43
Book value per common share at the period-end			13.02	12.11
Average common shares outstanding:
Basic	7,974,323	7,920,192	7,954,212	7,893,719
Diluted	8,185,758	8,079,836	8,159,419	8,058,693
Performance Ratios / Data:
Return on average assets	1.03%	0.98%	0.97%	0.96%
Return on average equity	10.45%	10.56%	9.68%	10.46%
Net interest income (tax-equivalent basis) [2]	$9,734	$9,914	$27,354	$28,389
Net interest margin (tax-equivalent basis) [3]	3.92%	4.19%	3.89%	4.11%
Efficiency ratio [4]	61.70%	64.00%	65.00%	64.50%

			September 30,	December 31,
			2016	2015
Loan Portfolio Composition:
Commercial Business			$98,147	$99,277
Commercial Real Estate			232,812	207,250
Construction Loans			93,839	93,745
Mortgage Warehouse Lines			254,168	216,572
Residential Real Estate			44,975	40,744
Loans to Individuals			23,503	23,074
Other Loans			220	233
Gross Loans			747,664	680,895
Deferred Costs (net)			1,772	1,226
Total Loans (net)			$749,436	$682,121

Asset Quality Data:
Loans past due over 90 days and still accruing			—	—
Non-accrual loans			5,238	6,020
OREO property			166	966
Other repossessed assets			—	—
Total non-performing assets			$5,404	$6,986

Net recoveries (charge-offs)	$4	$(318)	$226	$(465)
Allowance for loan losses to total loans			1.00%	1.11%
Non-performing loans to total loans			0.70%	0.88%
Non-performing assets to total assets			0.51%	0.72%

Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			9.91%	10.03%
Total capital to risk weighted assets			12.68%	13.08%
Tier 1 capital to risk weighted assets			11.87%	12.18%
Tier 1 capital to average assets (leverage ratio)			10.57%	10.80%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			11.60%	11.90%
Total capital to risk weighted assets			12.41%	12.80%
Tier 1 capital to risk weighted assets			11.60%	11.90%
Tier 1 capital to average assets (leverage ratio)			10.33%	10.55%

1All share and per share amounts have been adjusted to reflect the effect of the 5% stock dividend paid on February 1, 2016.
2The tax equivalent adjustment was $246 and $251 for the three months ended September 30, 2016 and September 30, 2015, respectively.
3Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
4Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash and Due From Banks	$16,947	$11,368
Federal Funds Sold/Short Term Investments	—	—
Total cash and cash equivalents	16,947	11,368
Investment Securities:
Available for sale, at fair value	103,114	91,422
Held to maturity (fair value of $125,841 and $127,157 at September 30, 2016 and December 31, 2015, respectively)	121,236	123,261
Total investment securities	224,350	214,683

Loans Held for Sale	10,416	5,997
Loans	749,436	682,121
Less- Allowance for loan losses	(7,486)	(7,560)
Net loans	741,950	674,561

Premises and Equipment, net	10,760	11,109
Accrued Interest Receivable	2,855	2,853
Bank-Owned Life Insurance	22,048	21,583
Other Real Estate Owned	166	966
Goodwill and Intangible Assets	12,981	13,284
Other Assets	12,835	11,587
Total assets	$1,055,308	$967,991
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits
Non-interest bearing	$173,946	$159,918
Interest bearing	653,116	626,839
Total deposits	827,062	786,757

Borrowings	97,099	58,896
Redeemable Subordinated Debentures	18,557	18,557
Accrued Interest Payable	794	846
Accrued Expenses and Other Liabilities	7,849	6,975
Total liabilities	951,361	872,031

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value; 5,000,000 shares authorized, none issued	—	—
Common Stock, no par value; 30,000,000 shares authorized; 8,016,592 and 7,575,492 shares issued and 7,983,294 and 7,545,684 shares outstanding as of September 30, 2016 and December 31, 2015, respectively	71,394	70,845
Retained earnings	32,420	25,589
Treasury Stock, 33,298 shares and 29,808 shares at September 30, 2016 and December 31, 2015, respectively	(368)	(344)
Accumulated other comprehensive income (loss)	501	(130)
Total shareholders’ equity	103,947	95,960
Total liabilities and shareholders’ equity	$1,055,308	$967,991

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$9,489	$9,527	$26,314	$27,054
Securities:
Taxable	827	776	2,459	2,383
Tax-exempt	514	522	1,554	1,608
Federal funds sold and short-term investments	13	7	79	38
Total interest income	10,843	10,832	30,406	31,083
INTEREST EXPENSE:
Deposits	1,051	921	2,989	2,765
Borrowings	197	159	498	438
Redeemable subordinated debentures	107	89	311	263
Total interest expense	1,355	1,169	3,798	3,466
Net interest income	9,488	9,663	26,608	27,617
(CREDIT) PROVISION FOR LOAN LOSSES	—	100	(300)	600
Net interest income after (credit) provision for loan losses	9,488	9,563	26,908	27,017
NON-INTEREST INCOME:
Service charges on deposit accounts	185	186	558	615
Gain on sales of loans	876	783	2,525	3,278
Income on Bank-owned life insurance	113	144	414	420
Other income	586	314	1,392	1,231
Total non-interest income	1,760	1,427	4,889	5,544
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,532	4,373	13,138	13,037
Occupancy expense	1,006	963	2,946	3,121
Data processing expenses	314	326	941	951
FDIC insurance expense	105	160	328	530
Other real estate owned expenses	12	119	76	631
Other operating expenses	1,128	1,439	3,522	3,939
Total non-interest expenses	7,097	7,380	20,951	22,209

Income before income taxes	4,151	3,610	10,846	10,352
INCOME TAXES	1,456	1,148	3,616	3,315
Net Income	$2,695	$2,462	$7,230	$7,037

NET INCOME PER COMMON SHARE
Basic	$0.34	$0.31	$0.91	$0.89
Diluted	$0.33	$0.30	$0.89	$0.87
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	7,974,323	7,920,192	7,954,212	7,893,719
Diluted	8,185,758	8,079,836	8,159,419	8,058,693

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Three months ended September 30, 2016			Three months ended September 30, 2015
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$12,434	$13	0.40%	$15,381	$7	0.19%
Investment Securities:
Taxable	148,715	827	2.22%	119,047	776	2.61%
Tax-exempt (4)	79,917	760	3.81%	76,975	773	4.02%
Total	228,632	1,587	2.78%	196,022	1,549	3.16%
Loan Portfolio: (1)
Construction	89,509	1,364	6.06%	93,953	1,470	6.20%
Residential real estate	45,919	493	4.30%	41,828	445	4.25%
Home Equity	23,286	279	4.76%	22,314	272	4.84%
Commercial and commercial real estate	335,887	4,722	5.59%	311,411	4,611	5.94%
Mortgage warehouse lines	245,654	2,600	4.21%	243,273	2,634	4.30%
Installment	616	7	4.48%	516	5	4.11%
All Other Loans	5,869	24	1.63%	13,590	90	2.64%
Total	746,740	9,489	5.06%	726,885	9,527	5.20%
Total Interest-Bearing Assets	987,806	$11,089	4.47%	938,288	$11,083	4.68%
Allowance for Loan Losses	(7,552)			(7,661)
Cash and Due From Bank	5,019			5,253
Other Assets	59,886			65,138
Total Assets	$1,045,159			$1,001,018

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$296,554	$281	0.38%	$295,478	$248	0.33%
Savings Accounts	209,703	316	0.60%	195,051	231	0.47%
Certificates of Deposit	173,652	454	1.04%	170,500	442	1.03%
Other Borrowed Funds	64,463	197	1.22%	52,082	159	1.21%
Trust Preferred Securities	18,557	107	2.32%	18,557	89	1.89%
Total Interest-Bearing Liabilities	762,929	$1,355	0.71%	731,668	$1,169	0.63%
Net Interest Spread (2)			3.76%			4.05%
Demand Deposits	171,631			167,526
Other Liabilities	7,962			9,536
Total Liabilities	942,522			908,730

Shareholders’ Equity	102,637			92,288
Total Liabilities and Shareholders’ Equity	$1,045,159			$1,001,018
Net Interest Margin (3)		$9,734	3.92%		$9,914	4.19%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	Tax- equivalent basis.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Nine months ended September 30, 2016			Nine months ended September 30, 2015
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal Funds Sold/Short-Term Investments	$24,508	$79	0.43%	$22,042	$38	0.23%
Investment Securities:
Taxable	144,534	2,459	2.27%	128,404	2,383	2.47%
Tax-exempt (4)	80,203	2,299	3.82%	82,207	2,380	3.86%
Total	224,737	4,758	2.82%	210,611	4,763	3.02%
Loan Portfolio: (1)
Construction	92,795	4,026	5.80%	95,936	4,551	6.34%
Residential real estate	42,375	1,352	4.19%	43,796	1,381	4.16%
Home Equity	23,454	769	4.38%	22,308	777	4.66%
Commercial and commercial real estate	319,748	13,606	5.68%	308,697	13,391	5.80%
Mortgage warehouse lines	201,322	6,436	4.27%	205,753	6,714	4.36%
Installment	582	19	4.35%	468	16	4.54%
All Other Loans	6,078	106	2.34%	12,715	224	2.36%
Total	686,354	26,314	5.12%	689,673	27,054	5.24%
Total Interest-Bearing Assets	935,599	$31,151	4.45%	922,326	$31,855	4.62%
Allowance for Loan Losses	(7,534)			(7,532)
Cash and Due From Bank	5,086			7,816
Other Assets	59,652			62,475
Total Assets	$992,803			$985,085

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$295,776	$821	0.37%	$302,777	$754	0.33%
Savings Accounts	206,355	888	0.58%	196,266	686	0.47%
Certificates of Deposit	153,544	1,280	1.11%	162,085	1,325	1.09%
Other Borrowed Funds	46,257	498	1.44%	41,767	438	1.40%
Trust Preferred Securities	18,557	311	2.23%	18,557	263	1.87%
Total Interest-Bearing Liabilities	720,489	$3,798	0.70%	721,452	$3,466	0.64%
Net Interest Spread (2)			3.75%			3.98%
Demand Deposits	164,963			164,867
Other Liabilities	7,612			8,782
Total Liabilities	893,064			895,101

Shareholders’ Equity	99,739			89,984
Total Liabilities and Shareholders’ Equity	$992,803			$985,085
Net Interest Margin (3)		$27,353	3.89%		$28,389	4.11%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	Tax- equivalent basis.